Exhibit 10.2
FEDERAL DEPOSIT INSURANCE CORPORATION
WASHINGTON, D.C.

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In the Matter of	)
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	)	CONSENT ORDER
COMMUNITY FIRST BANK & TRUST	)
COLUMBIA, TENNESSEE	)	FDIC-11-328b
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(Insured State Nonmember Bank))
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     The Federal Deposit Insurance Corporation (“FDIC”) is the appropriate Federal banking agency for Community First Bank & Trust, Columbia, Tennessee (“Bank”), under 12 U.S.C. § 1813(q).
The Bank, by and through its duly elected and acting board of directors (“Board”), has executed a “STIPULATION TO THE ISSUANCE OF A CONSENT ORDER” (“STIPULATION”), dated September 12, 2011, that is accepted by the FDIC. With the STIPULATION, the Bank has consented, without admitting or denying any charges of unsafe or unsound banking practices and violations of law or regulation relating to inadequate capital; asset quality; earnings; management; Board oversight; interest rate risk; internal controls; and liquidity to the issuance of this CONSENT ORDER (“ORDER”) by the FDIC.
     Having determined that the requirements for issuance of an order under 12 U.S.C. § 1818(b) have been satisfied, the FDIC hereby orders that:

COMPLIANCE COMMITTEE — NON-EMPLOYEE DIRECTORS REQUIRED
     1. Within 30 days after the effective date of this ORDER, the Bank’s Board shall establish a committee of the board of directors charged with the responsibility of ensuring that the Bank complies with the provisions of this ORDER. Two-thirds of the members of such committee shall be directors not employed in any capacity by the Bank other than as a director. The committee shall report monthly to the full Bank’s Board, and a copy of the report and any discussion relating to the report or the ORDER shall be noted in the minutes of the Bank’s Board meetings. The establishment of this subcommittee shall not diminish the responsibility or liability of the entire Bank’s Board to ensure compliance with the provisions of this ORDER.
ALLOWANCE FOR LOAN AND LEASE LOSSES
AND AMENDED CALL REPORTS
     2. (a) Within 30 days after the effective date of this ORDER, the Bank shall make provisions to its Allowance for Loan and Lease Losses (“ALLL”) in an amount equal to those loans required to be charged off by this ORDER. The ALLL should be funded by charges to current operating income and should be calculated in accordance with generally accepted accounting standards and ALLL supervisory guidance. After the initial provision is made, the Bank shall thereafter maintain a reasonable ALLL. Prior to the end of each calendar quarter, the Bank’s Board shall review the adequacy of the Bank’s ALLL. Such reviews shall include, at a minimum, the Bank’s loan loss experience, an estimate of potential loss exposure in the portfolio, trends of delinquent and non-accrual loans and prevailing and prospective economic conditions. The minutes of the Bank’s Board meetings at which such reviews are undertaken shall include complete details of the reviews and the resulting recommended increases in the ALLL.
          (b) Within 30 days after the effective date of this ORDER, the Bank shall review Consolidated Reports of Condition and Income filed with the FDIC on or after December 31, 2010, and amend said reports if necessary to accurately reflect the financial condition of the Bank as of the date of each such report. In particular, such reports shall contain a reasonable ALLL. Reports filed after the effective date of this ORDER shall also accurately reflect the financial condition of the Bank as of the reporting date.
          (c) Within 30 days after the effective date of this ORDER, the Bank must use Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Numbers 450 and 310 (formerly Statements Numbers 5 and 114) for determining the Bank’s ALLL reserve adequacy. Provisions for loan losses must be based on the inherent risk in the Bank’s loan portfolio. The directorate must document with written reasons any decision not to require provisions for loan losses in the Board’s minutes.
CAPITAL MAINTENANCE
     3. (a) On or before December 31, 2011 and thereafter while this ORDER is in effect, the Bank, after establishing an ALLL, shall maintain its Tier 1 Leverage Capital ratio equal to or greater than 8.5 percent of the Bank’s Average Total Assets; shall maintain its Tier 1 Risk-Based Capital ratio equal to or greater than 10 percent of the Bank’s Total Risk-Weighted Assets; and shall maintain its Total Risk-Based Capital ratio equal to or greater than 12 percent of the Bank’s Total Risk Weighted Assets.

          (b) If any such capital ratios are less than required by the ORDER, as determined as of the date of any Report of Condition and Income or at an examination by the FDIC or the Tennessee Department of Financial Institutions (“State”), the Bank shall, within 30 days after receipt of a written notice of the capital deficiency from the Regional Director of the FDIC’s Dallas Regional Office (“Regional Director”) and the Commissioner of the Tennessee Department of Financial Institutions (“Commissioner”), present to the Regional Director and the Commissioner a plan to increase the Bank’s Tier 1 Capital or to take such other measures to bring all the capital ratios to the percentages required by this ORDER. After the Regional Director and the Commissioner respond to the plan, the Bank’s Board shall adopt the plan, including any modifications or amendments requested by the Regional Director and the Commissioner.
          (c) Thereafter, to the extent such measures have not previously been initiated, the Bank shall immediately initiate measures detailed in the plan, to increase its Tier 1 Capital by an amount sufficient to bring all the Bank’s capital ratios to the percentages required by this ORDER within 30 days after the Regional Director and the Commissioner respond to the plan. Such increase in Tier 1 Capital and any increase in Tier 1 Capital necessary to meet the capital ratios required by this ORDER may be accomplished by:
(1)	The sale of securities in the form of common stock; or
(2)	The direct contribution of cash subsequent to March 14, 2011, by the directors and/or shareholders of the Bank or by the Bank’s holding company; or

(3)	Receipt of an income tax refund or the capitalization subsequent to March 14, 2011, of a bona fide tax refund certified as being accurate by a certified public accounting firm; or
(4)	Any other method approved by the Regional Director and the Commissioner.
          (d) If all or part of the increase in Tier 1 Capital required by this ORDER is to be accomplished by the sale of new securities, the Bank’s Board shall adopt and implement a plan for the sale of such additional securities, including soliciting proxies and the voting of any shares or proxies owned or controlled by them in favor of the plan. Should the implementation of the plan involve a public distribution of the Bank’s securities (including a distribution limited only to the Bank’s existing shareholders), the Bank shall prepare offering materials fully describing the securities being offered, including an accurate description of the financial condition of the Bank and the circumstances giving rise to the offering, and any other material disclosures necessary to comply with Federal securities laws. Prior to the implementation of the plan, and in any event, not less than 20 days prior to the dissemination of such materials, the plan and any materials used in the sale of the securities shall be submitted to the FDIC, Accounting and Securities Disclosure Section, Washington, D.C. 20429, for review. Any changes requested to be made in the plan or the materials by the FDIC shall be made prior to their dissemination. If the increase in Tier 1 Capital is to be provided by the sale of non-cumulative perpetual preferred stock, then all terms and conditions of the issue shall be presented to the Regional Director and the Commissioner for prior approval.
          (e) In complying with the provisions of this ORDER and until such time as any such public offering is terminated, the Bank shall provide to any subscriber and/or purchaser of the Bank’s securities written notice of any planned or existing development or other change which is materially different from the information reflected in any offering materials used in connection with the sale of the Bank’s securities. The written notice required by this paragraph shall be furnished within 10 days after the date such material development or change was planned or occurred, whichever is earlier, and shall be furnished to every purchaser and/or subscriber who received or was tendered the information contained in the Bank’s original offering materials.
          (f) The Capital Plan must include a contingency plan (“Contingency Plan”) that shall include a plan to sell or merge the Bank in the event that the Bank:
(1)	Fails to maintain the minimum capital ratios required by the ORDER;
(2)	Fails to submit an acceptable Capital Plan; or
(3)	Fails to implement or adhere to a Capital Plan approved by the Regional Director and the Commissioner.
The Bank shall be required to implement the Contingency Plan only upon written notice from the Regional Director and the Commissioner.
          (g) The Bank shall comply with the FDIC’s Statement of Policy on Risk-Based Capital found in Appendix A to Part 325 of the FDIC’s Rules and Regulations, 12 C.F.R. Part 325, App. A.
          (h) All terms relating to capital shall be calculated according to the methodology set forth in Part 325 of the FDIC’s Rules and Regulations, 12 C.F.R. Part 325.

DIVIDEND RESTRICTION
     4. While this ORDER is in effect, the Bank shall not declare or pay any cash dividend without the prior written consent of the Regional Director and the Commissioner.
CORRECTION OF VIOLATIONS
     5. (a) Within 30 days after the effective date of this ORDER, the Bank shall eliminate and/or correct all violations of law and regulation and also address contraventions of policy noted in the Report of Examination.
          (b) Within 30 days after the effective date of this ORDER, the Bank shall implement procedures to ensure future compliance with all applicable laws and regulations.
MANAGEMENT — BOARD SUPERVISION
     6. Within 30 days after the effective date of this ORDER, the Bank’s Board shall increase its participation in the affairs of the Bank by assuming full responsibility for the approval of the Bank’s policies and objectives and for the supervision of management, including all the Bank’s activities. The Board’s participation in the Bank’s affairs shall include, at a minimum, monthly meetings in which the following areas shall be reviewed and approved by the Board: reports of income and expenses; new, overdue, renewed, insider, charged-off, delinquent, nonaccrued, and recovered loans; investment activities; operating policies; and individual committee actions. The Bank’s Board minutes shall document the Board’s reviews and approvals, including the names of any dissenting directors.

MANAGEMENT CLAUSE — STAFFING STUDY
     7. (a) Within 60 days after the effective date of this ORDER, the Bank shall retain a bank consultant acceptable to the Regional Director and the Commissioner. The consultant shall develop a written analysis and assessment of the Bank’s management and staffing needs (“Management Plan”) for the purpose of providing qualified management for the Bank.
          (b) The Bank shall provide the Regional Director and the Commissioner with a copy of the proposed engagement letter or contract with the consultant for review before it is executed. The contract or engagement letter, at a minimum, should include:
(1)	A description of the work to be performed under the contract or engagement letter;
(2)	The responsibilities of the consultant;
(3)	An identification of the professional standards covering the work to be performed;
(4)	Identification of the specific procedures to be used when carrying out the work to be performed;
(5)	The qualifications of the employee(s) who are to perform the work;
(6)	The time frame for completion of the work;
(7)	Any restrictions on the use of the reported findings; and
(8)	A provision for unrestricted examiner access to work papers.
          (c) The Management Plan shall be developed within 90 days after the effective date of this ORDER. The Management Plan shall include, at a minimum:

(1)	Identification of both the type and number of officer positions needed to properly manage and supervise the affairs of the Bank;
(2)	Identification and establishment of such Bank committees as are needed to provide guidance and oversight to active management;
(3)	Evaluation of all Bank officers and staff members to determine whether these individuals possess the ability, experience and other qualifications required to perform present and anticipated duties, including adherence to the Bank’s established policies and practices, and restoration and maintenance of the Bank in a safe and sound condition; and
(4)	A plan to recruit and hire any additional or replacement personnel with the requisite ability, experience and other qualifications to fill those officer positions identified in the Management Plan.
          (d) The Management Plan shall be submitted to the Regional Director and the Commissioner for review and comment upon its completion. Within 30 days from the receipt of any comments from the Regional Director and the Commissioner, and after the adoption of any recommended changes, the Bank shall approve the Management Plan and record its approval in the Bank’s Board minutes. Thereafter, the Bank, its directors, officers, and employees shall implement and follow the Management Plan and/or any subsequent modification.
POLICY FOR REIMBURSEMENT OF INSIDERS’ EXPENSES
     8. (a) Within 60 days after the effective date of this ORDER, the Bank shall formulate and submit to the Regional Director and the Commissioner for review and comment a written policy covering expense reimbursements to its directors, officers, and employees. At a minimum, the policy shall include:
(1)	Provisions which specify reasonable limitations for all categories of expenses related to customer entertainment and business development;
(2)	Provisions which require complete documentation of all expenses related to customer entertainment and business development prior to Bank reimbursement. At a minimum, the Bank shall require the submission of original receipt(s), identification of the person(s) entertained, and the business purpose of the expense; and
(3)	Provisions which prohibit the reimbursement of personal expenses of the Bank’s directors, officers, and employees.
          (b) While this ORDER is in effect, the Bank’s Board shall conduct monthly reviews of all expenses submitted for customer entertainment, business development, and/or any other expense submitted by the Bank’s officers and directors, with the results of the reviews stated in the meeting minutes of the Bank’s Board at which such reviews are performed. On a monthly basis, the Bank shall either seek reimbursement for any expenses paid which are not in conformance with the policy established pursuant to this paragraph or shall state in the Board’s meeting minutes the full justification for deviations from the policy.
          (c) Within 30 days after the receipt of any such comments from the Regional Director and the Commissioner, and after adoption of any recommended changes, the Bank shall approve the policy, which approval shall be recorded in the Board’s meeting minutes. Thereafter, the Bank shall implement and follow the policy.

STRATEGIC PLAN
     9. (a) Within 120 days after the effective date of this ORDER, the Bank shall prepare and adopt a comprehensive strategic plan. The strategic plan required by this paragraph shall contain an assessment of the Bank’s current financial condition and market area, and a description of the operating assumptions that form the basis for major projected income and expense components.
          (b) The written strategic plan shall address, at a minimum:
(1)	Strategies for pricing policies and asset/liability management;
(2)	Plans for sustaining adequate liquidity, including back-up lines of credit to meet any unanticipated deposit withdrawals;
(3)	Goals for reducing problem loans;
(4)	Plans for attracting and retaining qualified individuals to fill vacancies in the lending and accounting functions;
(5)	Financial goals, including pro forma statements for asset growth, capital adequacy, and earnings;
(6)	Formulation of a mission statement and the development of a strategy to carry out that mission.
          (c) The Bank shall submit the strategic plan to the Regional Director and the Commissioner for review and comment. After consideration of all such comments, the Bank shall approve the plan, which approval shall be recorded in the minutes of the Bank’s Board meeting. Thereafter, the Bank shall implement and follow the strategic plan.

          (d) Within 30 days after the end of each calendar quarter following the adoption of the strategic plan, the Bank’s Board shall evaluate the Bank’s performance in relation to the strategic plan required by this paragraph and record the results of the evaluation, and any actions taken by the Bank, in the minutes of the Bank’s Board meeting at which such evaluation is undertaken.
          (e) The strategic plan required by this ORDER shall be revised and submitted to the Regional Director and the Commissioner for review and comment 30 days after the end of each calendar year for which this ORDER is in effect. Within 30 days after receipt of all such comments from the Regional Director and the Commissioner and after consideration of all such comments, the Bank shall approve the revised plan, which approval shall be recorded in the minutes of the Bank’s Board meeting. Thereafter, the Bank shall implement the revised plan.
BUSINESS PLAN
     10. While this ORDER is in effect, the Bank shall not enter into any new line of business without the prior written consent of the Regional Director.
BUDGET AND PROFIT PLAN
     11. (a) Within 120 days after the effective date of this ORDER, the Bank shall formulate and submit to the Regional Director and the Commissioner for review and comment a written profit plan and a realistic, comprehensive budget for all categories of income and expense for calendar year 2012. The plan required by this paragraph shall contain formal goals and strategies, be consistent with sound banking practices, reduce discretionary expenses, improve the Bank’s overall earnings and net interest income, and shall contain a description of operating assumptions that form the basis for major projected income and expense components.
          (b) The written profit plan shall address, at a minimum:
(1)	An analysis of the Bank’s pricing structure; and
(2)	A recommendation for reducing the Bank’s cost of funds.
          (c) Within 30 days after the end of each calendar quarter following completion of the profit plan and budget required by this paragraph, the Bank’s Board shall evaluate the Bank’s actual performance in relation to the written profit plan and budget, record the results of the evaluation, and note any actions taken by the Bank in the minutes of the Bank’s Board meeting when such evaluation is undertaken.
          (d) A written profit plan and budget shall be prepared for each calendar year for which this ORDER is in effect and shall be submitted to the Regional Director and the Commissioner for review and comment within 30 days after the end of each year. Within 30 days after receipt of all such comments from the Regional Director and the Commissioner and after adoption of any recommended changes, the Bank shall approve the written profit plan and budget, which approval shall be recorded in the minutes of a Board meeting. Thereafter, the Bank shall implement and follow the plan.
RESTRICTION ON ADVANCES TO CLASSIFIED BORROWERS
     12. (a) While this ORDER is in effect, the Bank shall not extend, directly or indirectly, any additional credit to or for the benefit of any borrower whose existing credit has been classified Loss by the FDIC or the State as the result of its examination of the Bank, either in whole or in part, and is uncollected, or to any borrower who is already obligated in any manner to the Bank on any extension of credit, including any portion thereof, that has been charged off the books of the Bank and remains uncollected. The requirements of this paragraph shall not prohibit the Bank from renewing credit already extended to a borrower after full collection, in cash, of interest due from the borrower.
          (b) While this ORDER is in effect, the Bank shall not extend, directly or indirectly, any additional credit to or for the benefit of any borrower whose extension of credit is classified Doubtful and/or Substandard by the FDIC or the State as the result of its examination of the Bank, either in whole or in part, and is uncollected, unless the Bank’s Board has signed a detailed written statement giving reasons why failure to extend such credit would be detrimental to the best interests of the Bank. The statement shall be placed in the appropriate loan file and included in the minutes of the applicable Bank’s Board meeting.
CLASSIFIED ASSETS — CHARGE-OFF AND REDUCTION
     13. (a) Within 30 days after the effective date of this ORDER, the Bank shall, to the extent that it has not previously done so, eliminate from its books, by charge-off or collection, all assets or portions of assets classified Loss by the FDIC or the State as a result of the examination of the Bank as of March 14, 2011. Reduction of these assets through proceeds of loans made by the Bank shall not be considered “collection” for the purpose of this paragraph.
          (b) Within 60 days after the effective date of this ORDER, the Bank shall submit a written plan to reduce the remaining assets classified Doubtful and Substandard as of March 14, 2011, (“Classified Asset Plan”) to the Regional Director and the Commissioner for review. The Classified Asset Plan shall address each asset so classified with a balance of $1,000,000 or greater. The Classified Asset Plan shall include any classified assets identified subsequent to the March 14, 2011 examination by the Bank internally or by the FDIC or the Department in a subsequent visitation or examination. For each identified asset, the Classified Asset Plan should provide the following information:
(1)	The name under which the asset is carried on the books of the Bank;
(2)	Type of asset;
(3)	Actions to be taken in order to reduce the classified asset; and
(4)	Time frames for accomplishing the proposed actions.
     The plan shall also include, at a minimum:
(1)	Review the financial position of each such borrower, including the source of repayment, repayment ability, and alternate repayment sources; and
(2)	Evaluate the available collateral for each such credit, including possible actions to improve the Bank’s collateral position. In addition, the Bank’s plan shall contain a schedule detailing the projected reduction of total classified assets on a quarterly basis. Further, the plan shall contain a provision requiring the submission of monthly progress reports to the Bank’s board of directors and a provision mandating a review by the Bank’s board of directors.
          (c) The Bank shall present the plan to the Regional Director and the Commissioner for review. Within 30 days after the Regional Director’s and the Commissioner’s response, the plan, including any requested modifications or amendments shall be adopted by the Bank’s board of directors which approval shall be recorded in the minutes of the meeting of the

Bank’s board of directors. The Bank shall then immediately initiate measures detailed in the plan to the extent such measures have not been initiated.
          (d) For purposes of the plan, the reduction of adversely classified assets as of (exam date) shall be detailed using quarterly targets expressed as a percentage of the Bank’s Tier 1 Capital plus the Bank’s Allowance for Loan and Lease Losses and may be accomplished by:
(1)	Charge-off;
(2)	Collection;
(3)	Sufficient improvement in the quality of adversely classified assets so as to warrant removing any adverse classification, as determined by the FDIC or the State; or
(4)	Increase in the Bank’s Tier I Capital.
          (e) While this ORDER is in effect, the Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified Loss as determined at any future visitation or examination conducted by the FDIC or the Department.
REDUCTION OF DELINQUENCIES
     14. (a) Within 60 days after the effective date of this ORDER, the Bank shall formulate and submit to the Regional Director and the Commissioner for review and comment a written plan for the reduction and collection of delinquent loans. Such plan shall include, but not be limited to, provisions which:
(1)	Prohibit the extension of credit for the payment of interest;
(2)	Delineate areas of responsibility for implementing and monitoring the Bank’s collection policies;

(3)	Establish specific collection procedures to be instituted at various stages of a borrower’s delinquency;
(4)	Establish dollar levels to which the Bank shall reduce delinquencies within 90 days; and
(5)	Provide for the submission of monthly written progress reports to the Bank’s Board for review and notation in the meeting minutes of the Bank’s Board.
          (b) For purposes of the plan, “reduce” means to:
(1)	Charge-off; or
(2)	Collect.
          (c) After the Regional Director and the Commissioner have responded to the plan, the Bank’s Board shall adopt the plan as amended or modified by the Regional Director and the Commissioner. The plan will be implemented immediately to the extent that the provisions of the plan are not already in effect at the Bank.
CONCENTRATIONS — PLAN FOR REDUCTION
     15. (a) Within 120 days after the effective date of this ORDER, the Bank shall formulate and submit to the Regional Director and the Commissioner for review and comment a written plan to reduce its construction and land development loans to not more than 100 percent of the Bank’s total Tier 1 Capital and commercial real estate loans (other than owner-occupied CRE loans) to 300 percent of the Bank’s total Tier 1 Capital. Such plan shall prohibit any additional advances that would increase the concentrations or create new concentrations and shall include, but not be limited to:

(1)	Dollar levels to which the Bank shall reduce each concentration; and
(2)	Provisions for the submission of monthly written progress reports to the Bank’s Board for review and notation in the meeting minutes of the Bank’s Board.
          (b) For purposes of the plan, “reduce” means to:
(1)	Charge-off;
(2)	Collect; or
(3)	Increase Tier 1 Capital.
          (c) After the Regional Director and the Commissioner have responded to the plan, the Bank’s Board shall adopt the plan as amended or modified by the Regional Director and the Commissioner. The plan shall be implemented immediately to the extent that the provisions of the plan are not already in effect at the Bank.
LOAN COMMITTEE AND LOAN REVIEW REQUIREMENTS
     16. (a) Within 30 days after the effective date of this ORDER, the Bank’s Board shall establish a loan review committee to periodically review the Bank’s loan portfolio and identify and categorize problem credits. The committee shall file a report with the Bank’s Board at each Board meeting. This report shall include the following information:
(1)	The overall quality of the loan portfolio;
(2)	The identification, by type and amount, of each problem or delinquent loan;

(3)	The identification of all loans not in conformance with the Bank’s lending policy; and
(4)	The identification of all loans to officers, directors, principal shareholders or their related interests.
          (b) At least two thirds of the members of the loan review committee shall be Independent Directors. For purposes of this ORDER, a person who is an Independent Director shall be any individual:
(1)	Who is not an officer of the Bank, any subsidiary of the Bank or any of its affiliated organizations;
(2)	Who does not own more than 5 percent of the Bank or holding company outstanding shares;
(3)	Who is not related by blood or marriage to an officer or director of the Bank or to any shareholder owning more than 5 percent of the Bank and holding company’s outstanding shares, and who does not otherwise share a common financial interest with such officer, director or shareholder; and
(4)	Who is not indebted to the Bank, directly or indirectly, by marriage, common financial interest, or the indebtedness of any entity in which the individual has a substantial financial interest in an amount exceeding 5 percent of the Bank’s total Tier 1 Capital and ALLL; or
(5)	Who is deemed to be an Independent Director for purposes of this ORDER by the Regional Director and the Commissioner.

LOAN POLICY
     17. (a) Within 90 days after the effective date of this ORDER, and annually thereafter, the Bank’s Board shall review the Bank’s loan policy and procedures for effectiveness and, based upon this review, shall make all necessary revisions to the policy in order to strengthen the Bank’s lending procedures and abate additional loan deterioration. The revised written loan policy shall be submitted to the Regional Director and the Commissioner for review and comment upon its completion.
          (b) The initial revisions to the Bank’s loan policy required by this paragraph, at a minimum, shall include provisions:
(1)	Designating the Bank’s normal trade area;
(2)	Establishing review and monitoring procedures to ensure that all lending personnel are adhering to established lending procedures and that the directorate is receiving timely and fully documented reports on loan activity, including deviations from policy;
(3)	Requiring that all extensions of credit originated or renewed by the Bank be supported by current credit information and collateral documentation, including lien searches and the perfection of security interests; have a defined and stated purpose; and have a predetermined and realistic repayment source and schedule. Credit information and collateral documentation shall include current financial information, profit and loss statements or copies of tax returns, and cash flow projections, and shall be maintained throughout the term of the loan;
(4)	Requiring loan committee review and monitoring of the status of repayment and collection of overdue and maturing loans, as well as all loans classified “Substandard” in the Report of Examination;
(5)	Requiring the establishment and maintenance of a loan grading system and internal loan watch list;
(6)	Requiring a written plan to lessen the risk position in each line of credit identified as a problem credit on the Bank’s internal loan watch list;
(7)	Prohibiting the capitalization of interest or loan-related expenses unless the Bank’s Board formally approves such extensions of credit as being in the best interest of the Bank and provides detailed written support of its position in the Bank’s Board minutes;
(8)	Requiring that extensions of credit to any of the Bank’s executive officers, directors, or principal shareholders, or to any related interest of such person, be thoroughly reviewed for compliance with all provisions of Regulation O, 12 C.F.R. Part 215 and Section 337.3 of the FDIC’s Rules and Regulations, 12 C.F.R. § 337.3.
(9)	Requiring prior written approval by the Bank’s Board for any extension of credit, renewal, or disbursement in an amount which,

when aggregated with all other extensions of credit to that person and related interests of that person, exceeds 25 percent of total capital. For the purpose of this paragraph “Related Interest” is defined as in Section 215.2(n) of Regulation O, 12 C.F.R. § 215.2(n);
(10)	Requiring a non-accrual policy in accordance with the Federal Financial Institutions Examination Council’s Instructions for the Consolidated Reports of Condition and Income;
(11)	Requiring accurate reporting of past due loans to the Bank’s Board on at least a monthly basis;
(12)	Addressing concentrations of credit and diversification of risk, including goals for portfolio mix, establishment of limits within loan and other asset categories, and development of a tracking and monitoring system for the economic and financial condition of specific geographic locations, industries, and groups of borrowers;
(13)	Requiring guidelines and review of out-of-territory loans which, at a minimum, shall include complete credit documentation, approval by a majority of the Bank’s Board prior to disbursement of funds, and a detailed written explanation of why such a loan is in the best interest of the Bank;
(14)	Establishing standards for extending unsecured credit;
(15)	Incorporating collateral valuation requirements, including:
a.	Maximum loan-to-collateral-value limitations;

b.	A requirement that the valuation be completed prior to a commitment to lend funds;
c.	A requirement for periodic updating of valuations; and
d.	A requirement that the source of valuations be documented in Bank records;
(16)	Establishing standards for initiating collection efforts;
(17)	Establishing guidelines for recognition of loss through charge-off;
(18)	Prohibiting the extension of a maturity date, advancement of additional credit or renewal of a loan to a borrower whose obligations to the Bank were classified “Substandard,” “Doubtful,” or “Loss,” whether in whole or in part, as of March 14, 2011, or by the FDIC or State in a subsequent Report of Examination, without the full collection in cash of accrued and unpaid interest, unless the loans are well secured and/or are supported by current and complete financial information, and the renewal or extension has been approved in writing by a majority of the Bank’s Board;
(19)	Establishing officer lending limits and limitations on the aggregate level of credit to any one borrower which can be granted without the prior approval of the Bank’s Board;
(20)	Requiring that collateral appraisals be completed prior to the making of secured extensions of credit, and that periodic collateral valuations be performed for all secured loans listed on the Bank’s internal watch list, criticized in any internal or outside audit report of the Bank, or criticized in any Report of Examination of the Bank by the FDIC or the State;
(21)	Prohibiting the issuance of standby letters of credit unless the letters of credit are well secured and/or are supported by current and complete financial information;
(22)	Prohibiting the payment of any overdraft in excess of $50,000 without approval of the Chief Credit Officer or the President/CEO;
(23)	Establishing limitations on the maximum volume of loans in relation to total assets; and
(24)	Establishing review and monitoring procedures to ensure compliance with FDIC’s regulation on appraisals pursuant to Part 323 of the FDIC’s Rules and Regulations, 12 C.F.R. Part 323.
          (c) The Bank shall submit the foregoing policies to the Regional Director and the Commissioner for comment. After the Regional Director and the Commissioner have responded to the policies, the Bank’s Board shall adopt the policies as amended or modified by the Regional Director and the Commissioner. The policies will be implemented immediately to the extent that they are not already in effect at the Bank.
SHAREHOLDER NOTIFICATION
     18. After the effective date of this ORDER, the Bank shall send to its parent holding company a copy of this ORDER, or otherwise furnish to its parent holding company a description of this ORDER, in conjunction with the Bank’s next shareholder communication.

PROGRESS REPORTS
     19. (a) Within 30 days after the end of each calendar quarter following the effective date of this ORDER, the Bank shall furnish to the Regional Director and the Commissioner written progress reports signed by each member of the Bank’s Board, detailing the actions taken to secure compliance with the ORDER and the results thereof. Such reports may be discontinued when the corrections required by this ORDER have been accomplished and the Regional Director and the Commissioner have released, in writing, the Bank from making further reports.
     The provisions of this ORDER shall not bar, stop, or otherwise prevent the FDIC or any other federal or state agency or department from taking any other action against the Bank or any of the Bank’s current or former institution-affiliated parties.
     This ORDER shall be effective on the date of issuance.
     The provisions of this ORDER shall be binding upon the Bank, its institution-affiliated parties, and any successors and assigns thereof.
     Provisions of this ORDER shall remain effective and enforceable except to the extent that and until such time as any provision has been modified, terminated, suspended, or set aside by the FDIC.
     Issued pursuant to delegated authority this 12th day of September 2011.

/s/ Kristie K. Elmquist
Kristie K. Elmquist
Acting Regional Director Dallas Region Division of Risk Management Supervision Federal Deposit Insurance Corporation